Exhibit 10.08

MERCADOLIBRE, INC.

eBAY INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of November 2, 2005, by and between EBAY INC. (“Lender”) and MERCADOLIBRE, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from Lender from time to time to purchase certain shares of capital stock of certain subsidiaries of DeRemate.com, Inc. (“DeRemate”), and Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” means a cash advance as specified in Section 2.1.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, provided that for sake of clarity Lender shall not be deemed an Affiliate of Borrower.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or New York or Buenos Aires, Argentina are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code; provided, further, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests granted hereunder in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“DeRemate Acquisition” means the purchase of the outstanding shares of capital stock of the DeRemate Subsidiaries in accordance with the general terms set forth in the October 24 Term Sheet and the Framework Agreement.

“DeRemate Subsidiaries” means the DR Subsidiaries, as defined in the October 24 Term Sheet.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Framework Agreement” means the Framework Agreement dated as of October 28, 2005, among Borrower and the other Parties named therein in the form attached hereto as Exhibit C.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Guaranty” means a guaranty in substantially the form attached hereto as Exhibit D.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other Bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all right, title, and interest of Borrower and each Subsidiary in and to Copyrights, Trademarks, Patents, domain names, URL’s websites, and other intellectual property.

“Inventory” has the meaning assigned in the Code.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, any guaranties of the Obligations, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Lender’s security interests in the Collateral.

“Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date or (ii) fifteen (15) days after Borrower’s receipt of proceeds from the sale or issuance of its equity securities after the Closing Date, or, if such issuance is Borrower’s initial public offering, then the Business Day that Borrower receives proceeds from such initial public offering.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“October 24 Term Sheet” means that certain term sheet dated as of October 24, 2005, describing, among other things, the acquisition by Borrower of all the issued and outstanding shares of capital stock of certain DeRemate subsidiaries described therein, in the form attached hereto as Exhibit B.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b) Indebtedness disclosed in the Schedule;

(c) Indebtedness incurred after September 30, 2005 in the ordinary course of business in a manner that is consistent with past practice;

(d) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $500,000 in the aggregate at any given time;

(e) Subordinated Debt;

(f) any Indebtedness not to exceed an aggregate principal of US$2,000,000; and

(g) accounts payable arising in the ordinary course of Borrower’s business.

“Permitted Investment” means:

(a) Investments existing as of September 30, 2005 disclosed in the Schedule; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by (x) the United States of America or any agency or any State thereof or (y) corporation organized in any state of the United States of America whose securities are considered “investment grade”, which are maturing within five (5) years from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein and (iv) money market accounts or (v) investment funds that invest in any of the investments described in clauses (i) through (iv) above.

“Permitted Liens” means the following:

(a) Any Liens disclosed in the Schedule, or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Lender acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Pledged Collateral” means the Pledged Shares and any securities, instruments or distributions of any kind issuable, issued or received by Borrower upon conversion of, in respect of, or in exchange for any of the Pledged Shares, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Pledged Shares and all proceeds and substitutions of any of the foregoing, including, without limitation, all interest, dividends, other property paid thereon, and all other cash and noncash proceeds of the foregoing.

“Pledged Shares” means all shares of capital stock, membership units, partnership interests, or other equity interests that Borrower now owns or hereafter acquires in DeRemate, MercadoLibre, S.A., MercadoLivre.COM Atividades de Internet Ltda., MercadoLibre S.A., MercadoLibre de Colombia, S.A., MercadoLibre, S.A. de C.V., and MercadoLibre Chile, S.R.L. and such other Subsidiaries as may from time to time exist.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Lender, if any.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lender on terms acceptable to Lender (and identified as being such by Borrower and Lender).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Advance. Subject to and upon the terms and conditions of this Agreement, Lender shall make one (1) Advance to Borrower in a principal amount of up to Twelve Million Dollars (US$12,000,000) on November 7, 2005. Lender shall pay the proceeds of the Advance directly into the Escrow Account, as defined in the Framework Agreement. Borrower shall use the proceeds of the Advance solely to make advances in accordance with the October 24 Term Sheet and the Framework Agreement to enable Borrower to complete the acquisition of the capital stock of the DR Subsidiaries other than DRA and DRC and the Purchased DR Assets, in accordance with, and as those terms are defined under, the Framework Agreement. No portion of the balance shall be used to pay the penalty referred to on page 1 of the October 24 Term Sheet.

2.2 Interest Rates, Default Rate, and Payments.

(a) Interest Rates. Except as set forth in Section 2.2(a), each Advance shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to seven percent (7%) per annum. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points per annum above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(b) Payments. Borrower shall make interest-only payments, payable annually on each anniversary date of the Closing Date for so long as any Advances are outstanding. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Borrower shall pay the entire outstanding principal amount plus all accrued and unpaid interest and fees on the Maturity Date, which shall be the earlier of (i) the fifth anniversary of the Closing Date or (ii) fifteen (15) days after Borrower’s receipt of proceeds from the sale or issuance of its equity securities after the Closing Date, including Borrower’s initial public offering. Borrower may prepay any Advances, in whole or in part, without penalty or premium, but may not reborrow any amounts, once repaid. If the Escrow at any time closes before the purchases of the Requisite Shares, or if the transactions contemplated in the October 24 Term Sheet and the Framework Agreement are not consummated by December 1, 2005, Borrower shall immediately repay the Advance and all accrued interest.

(c) Payments Clear of Taxes. Any and all payments under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for, any and all present or future federal, state, local and foreign taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding any taxes as are imposed on or measured by Lender’s net income (“Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions, Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under this Agreement or the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

2.3 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Advances under this Agreement. Notwithstanding termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.	CONDITIONS OF ADVANCE.

3.1 Conditions Precedent to Advance. The obligation of Lender to make the Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) this Agreement, duly executed by Borrower;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) UCC National Form Financing Statement;

(d) Certification by Borrower that all conditions to purchase stock under the Framework Agreement have been satisfied or waived and that the transactions contemplated by the Framework Agreement will be consummated as of the date that the proceeds of the Advance will be paid from the Escrow Account;

(e) a Guaranty from each of the Subsidiaries listed on Schedule     ;

(f) evidence that all requisite consents, approvals and authorizations necessary to consummate the DeRemate Acquisition have been obtained; and

(g) evidence that the representations and warranties contained in Section 5 shall be true and correct in all material respects on the date of the Advance and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. To secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants to Lender a continuing security interest under New York and Delaware law in all presently existing and hereafter acquired or arising Collateral, including the Pledged Collateral. Such security interest constitutes a valid, first priority security interest under New York and Delaware law in the presently existing Collateral, and will constitute a valid, first priority security interest under New York and Delaware law in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation. Borrower shall from time to time execute and deliver to Lender all Negotiable Collateral, all financing statements and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. The certificate or certificates for the securities of Mercadolibre, S.A. and Mercadolibre, S.A. de C.V. included in the Pledged Collateral, accompanied by an instrument of assignment duly executed in blank by Borrower, have been, or will be as soon as possible and, in any case, within 30 days after execution and delivery hereof by Borrower, delivered by Borrower to Lender solely to perfect Lender’s security interest therein. As soon as possible and, in any case, within 30 days after the date hereof, Borrower shall cause the pledge of the shares of MercadoLivre.COM Atividades de Internet Ltda. to be evidenced in such registry in Brazil as is appropriate to perfect Lender’s Lien in such shares. Borrower shall cause the books of Borrower and any Subsidiary or other entity the stock of which constitutes Pledged Collateral (each a “Pledging Entity” and collectively, the “Pledging Entities”) to reflect the pledge of the Pledged Collateral. Notwithstanding any of the foregoing, Lender hereby agrees and acknowledges that Borrower shall have the right to vote any of the shares included in the Pledged Collateral at any and all meetings of the Pledging Entities’ stockholders to the same extent as if such Pledged Collateral were held by the Borrower and shall maintain all its voting rights as a stockholder in the Pledging Entities, provided that, upon the occurrence of an Event of Default hereunder and after Lender exhausts any remedies available to Lender under Section 9.1(a) and Borrower and/or any of the Subsidiaries shall fail to immediately satisfy in full the Obligations hereunder, (i) Borrower thereafter shall not have any right to vote such shares, and all such rights immediately shall be vested in Lender, and (ii) Lender may effect the transfer of any securities included in the Pledged Collateral into the name of Lender or its assignee(s) and cause new certificates representing such securities to be issued in the name of Lender. Lender acknowledges that, based on Borrower’s representation that the aggregate business of Mercadolibre, S.A., Mercadolibre, S.A. de C.V. and MercadoLivre.com Atividades de Internet Ltda. constitutes at least 90% of Borrower’s consolidated operations, Lender has agreed that Borrower need not register the pledge made hereunder in the Pledged Collateral of the other Pledging Entities unless an uncured Event of Default occurs, provided that if any other Subsidiary acquires any material assets or contributes a substantial amount to Borrower’s consolidated operations, Lender may require Borrower to effect the registration of this pledge as to such other Subsidiary. Subject to the previous sentence, Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Pledged Collateral. Upon full payment of all amounts due to the Lender under the Loan Documents, Lender shall return any and all securities, certificates or other evidence of ownership of capital stock included in the Pledged Collateral to Borrower or its assignee(s) or successor. Lender will execute and deliver such documents, and take or cause to be taken such actions, as Borrower may reasonably request for purposes of registering the termination of any Liens in favor of Lender in the Pledged Collateral or any portion thereof.

4.3 Right to Inspect. Solely in connection with the transactions contemplated by the Loan Documents and matters relating to the Collateral, Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours to inspect Borrower’s Books and to make copies thereof (or at Lender’s option, Borrower shall deliver copies thereof to Lender) and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4 Subsidiary Collateral. At the request of Lender, Borrower shall cause the Subsidiaries to execute and deliver such security agreements and other documents as Lender reasonably deems appropriate to secure performance of any guaranties with a first priority Lien on the assets of each such Subsidiary, subject to Permitted Liens.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where failure to be so qualified or licensed would not give rise to a Material Adverse Effect.

5.2 Due Authorization; No Conflict or Consent. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, to the extent such default would give rise a Material Adverse Effect.

5.3 October 24 Term Sheet; Framework Agreement. The October 24 Term Sheet and the Framework Agreement and the transactions contemplated thereunder have been duly executed and delivered and performed in accordance with their terms by the respective parties thereto. Immediately after giving effect to the terms of the Framework Agreement and the assignments to be executed and delivered thereunder, Borrower will have acquired and will have good and marketable title to a majority of the outstanding equity interests of certain subsidiaries of DeRemate, identified in the October 24 Term Sheet and the Framework Agreement, free and clear of all claims, liens, pledges and encumbrances of any kind. All actions and proceedings required by the Term Sheet and Framework Agreement, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable) have been taken and the transactions required thereunder have been duly and validly taken and consummated. No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Term Sheet or Framework Agreement and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Term Sheet and Framework Agreement.

5.4 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.5 Accounts. The Accounts are bona fide existing obligations.

5.6 Intellectual Property. Schedule 5.6 lists the Intellectual Property.

5.7 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Lender’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.12 Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.13 Subsidiaries; Pledged Collateral. Set forth on Schedule 5.13 is a true and complete list as of the Closing Date of Borrower’s interests in the Pledged Shares and the Subsidiaries. Borrower has full power and authority to create a first lien on the respective Pledged Collateral in favor of Lender and no disability or contractual obligation exists that would prohibit Borrower from pledging such Pledged Collateral pursuant to this Agreement. The pledge of the Pledged Collateral does not conflict with nor constitute a breach of any provision contained in the Certificate of Incorporation or Bylaws of Borrower nor will the pledge of the Pledged Collateral constitute an event of default under any agreement to which Borrower or any

Subsidiary is a party or by which Borrower or such Subsidiary is bound. Except as set forth on Schedule 5.13, there are no subscriptions, warrants, repurchase obligations, or other options exercisable with respect to the Pledged Collateral. The Pledged Shares have been duly authorized and validly issued, and are fully paid and non-assessable. The Pledged Collateral is not the subject of any present or, to the knowledge of the Borrower, threatened suit, action, arbitration, administrative or other proceeding, and Borrower does not know of any reasonable grounds for the institution of any such proceedings. The pledge of the Pledged Collateral does not conflict with nor constitute a breach of any provision contained in the charter, bylaws or other document governing any Pledging Entity, nor will the pledge of the Pledged Collateral constitute an event of default under any agreement to which any Pledging Entity is a party or by which any Pledging Entity is bound.

5.14 Government Consents. Borrower and each Subsidiary have obtained all material necessary and requisite consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s and each Subsidiary’s respective businesses as currently conducted.

5.15 Regulatory Compliance, Foreign Assets Control Regulations and Anti-Money Laundering.

(a) General. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to the provisions ERISA, and the regulations thereunder. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

(b) OFAC. Borrower (i) is not a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

(c) Patriot Act/FCPA. Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.16 Deposit and Investment Accounts. Borrower maintains its Investment Property and in the deposit and brokerage accounts listed in the Schedule.

5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make a Advance hereunder, Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its material Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law to the extent that failure to do so would give rise to a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all material licenses, approvals and agreements, to the extent that the loss of which could have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender the following, in each case in form and substance reasonably satisfactory to Lender: (a) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, Borrower’s financial statements, prepared in accordance with past practice; (b) as soon as available, but in any event within two hundred seventy (270) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP and past practice, consistently applied, together with report on such financial statements of an independent certified public accounting firm; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of $500,000 or more; and (d) such other financial information as Lender may reasonably request from time to time. Disclosure of any of the information required under this Section 6.3 that is contained in any report to the board of directors of the Borrower (of which Lender is an observer) shall be deemed sufficient for purposes of this Section 6.3.

6.4 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, except where failure to make such payment, deposit or contribution would not give rise to a Material Adverse Effect, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof (if applicable); and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws except where failure to make such payment, deposit or withholding would not give rise to a Material Adverse Effect and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits (if applicable); provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance. Borrower shall maintain in full force and effect all insurance policies that exist of the date hereof and are listed on Schedule 6.5.

6.6 October 24 Term Sheet; Framework Agreement. Borrower shall acquire all or a portion of the shares of capital stock of DeRemate Subsidiaries in accordance with the terms and conditions of the October 24 Term Sheet and the Framework Agreement. Borrower shall acquire the majority of the outstanding capital stock of DeRemate Subsidiaries with the proceeds of the Advance. Borrower shall not amend the October 24 Term Sheet or the Framework Agreement or waive any provisions thereof without Lender’s prior written consent. Borrower shall cause any Subsidiary created after the date hereof to execute a Guaranty for the benefit of Lender. Upon the consummation of the DeRemate Acquisition, Borrower shall deliver copies of the instruments and agreements executed in connection therewith to Lender.

6.7 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Until payment in full of the outstanding Obligations or for so long as Lender may have any commitment to make any Advances, Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business, assets or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment or (iv) transfers among Borrower or any of its Subsidiaries.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation or change its legal name; or without Lender’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person in any transaction in which the consideration given exceeds Two Million Dollars (US$2,000,000).

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Lender not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6 Distributions. So long as an Event of Default has occurred and is continuing, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (1) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and (2) Subsidiaries may declare and pay upstream dividends to the Borrower.

7.7 Investments. Except otherwise disclosed in Schedule 7.7, directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than the DeRemate Acquisition and Permitted Investments; or maintain or invest any of its property with a Person other than Lender or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Lender in form and substance satisfactory to Lender; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Except as otherwise disclosed in Schedule 7.7, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Other than in connection with any Permitted Indebtedness, make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt.

7.10 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any

Advance for such purpose; fail to meet the minimum funding requirements of ERISA or permit a Reportable Event or Prohibited Transaction to occur under ERISA, if applicable, or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay within three (3) calendar days of when due, any of the Obligations;

8.2 Covenant Default. If (1) Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement or (2) Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower or any officer of Borrower has knowledge of such default; provided however that if the default cannot after diligent attempts by Borrower be cured within such thirty (30) days period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional 30 days to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Advances will be made.

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that has a Material Adverse Effect, and Borrower shall have failed to cure the circumstances giving rise to such Material Adverse Effect within 5 days after Borrower or any officer of Borrower has notice of such occurrence.

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States or any other foreign government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (i) there is a default or other failure to perform in the Framework Agreement or any material agreements entered into pursuant to the Framework Agreement; or (ii) a default under any agreement under which Borrower has incurred Indebtedness resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million United States Dollars (US$1,000,000) and such default does not arise from Lender’s failure or refusal to make an Advance in accordance with the terms of this Agreement;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

8.8 Misrepresentations. If Borrower breaches any representation made in Section 5 of this Agreement, or any material misrepresentation or material misstatement exists as of the date hereof in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

9.	LENDER’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Lender may do any one or more of the following, all of which are authorized by Borrower:

(i) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Lender); and

(ii) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender.

(b) If after exhausting the remedies set forth in Section 9.1(a), the Obligations are not satisfied in full within five (5) days then Lender may, do any one or more of the following, all of which are authorized by Borrower;

(i) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(ii) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(iii) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit; and

(iv) Dispose of the Collateral to any Person by way of one or more contracts or transactions, on an arm’s length basis for cash or on arm’s length terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate.

(c) In the event that Lender shall dispose of the Collateral (or any portion thereof) to an Affiliate of Lender other than in a public auction held in accordance with the Uniform Commercial Code, Lender shall first obtain a valuation at Borrower’s expense from an internationally recognized investment bank (a “Valuation Bank”), the selection of which shall be mutually agreed upon by Borrower and Lender. In the event that Borrower and Lender shall fail to agree upon a candidate for a Valuation Bank, then Borrower and Lender shall each choose a Valuation Bank that will agree upon the selection of a third Valuation Bank who shall be the final binding candidate. Any sale or disposition of the Collateral to an Affiliate of Lender other than in a public sale held in accordance with the Uniform Commercial Code shall be based upon the valuation provided by the Valuation Bank.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default and after Lender shall have exhausted its remedies under Section 9.1(a) and subject to the terms and conditions set forth in Section 9.1, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, or assignments with the U.S. Patent and Trademark Office or other government department, agency, or office, relative to any of the Collateral. The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide Advances hereunder is terminated.

9.3 Accounts Collection. Effective only upon the occurrence and during the continuance of an Event of Default and after Lender shall have exhausted its remedies under Section 9.1(a) and subject to the terms and conditions set forth in Section 9.1, Lender may notify any Person owing funds to Borrower of Lender’s security interest in such funds and verify the amount of such Account. Effective only upon the occurrence and during the continuance of an Event of Default and after Lender shall have exhausted its remedies under Section 9.1(a) and subject to the terms and conditions set forth in Section 9.1, Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Pledged Collateral.

(a) Upon the occurrence and during the continuance of an Event of Default and after Lender shall have exhausted its remedies under Section 9.1(a) and subject to the terms and conditions set forth in Section 9.1, Lender shall have the right to exercise all such rights as a secured party under the Code and this Agreement, as it, in its sole judgment, shall deem necessary or appropriate, including the right to sell, on an arm’s length basis, all or any part of the Pledged Collateral at one or more public or private sales made in accordance with the Code and any such sale or sales may be made on arm’s length terms for cash, and in connection therewith, Lender may grant options, provided that any such terms or options shall, in the best judgment of Lender, be extended only in order to obtain the best possible price.

(b) Borrower recognizes that Lender may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (“Act”), so that Lender may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and without a view to the distribution or resale thereof. Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, and agrees that Lender has no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary (even if Lender would agree), to register such securities for sale under the Act. Borrower agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(c) After the sale of any of the Pledged Collateral, Lender may deduct all reasonable legal and other expenses and attorney’s fees for preserving, collecting, selling and delivering the Pledged Collateral and for enforcing its rights hereunder, and shall apply the residue of the proceeds to the Obligations in such manner as Lender in its reasonable discretion shall determine, and shall pay the balance, if any to Borrower. Any remaining proceeds arising from any sale of the of the Pledged Collateral, after satisfying the obligations described in the immediately preceding sentence, shall be the sole property of Borrower to the extent permitted by law.

9.5 Lender Expenses. Borrower shall pay Lender all reasonable costs of enforcement of the Loan Documents, including reasonable attorneys’ fees and expenses, incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

9.6 Lender’s Liability for Collateral. So long as Lender complies with reasonable commercial practices, and the terms and conditions set forth herein, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.7 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.8 Demand; Protest. Except as otherwise provided in the Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	MercadoLibre, Inc.
Tronador 4890 6º Piso Buenos Aires 1430 Argentina Attn: Marcos Galperin FAX: 011-5411-4014-8079

with a copy to:

Hunton & Williams LLP 1111 Brickell Avenue, Suite 2500 Miami, Florida 33129 Attn: Roberto Pupo, Esq. Fax: (305) 810 2460

If to Lender:	eBay Inc.
2145 Hamilton Avenue San Jose, CA 95125 Attn: Associate General Counsel – Corporate FAX: (408) 376-7514

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. Any notice or demand delivered to a party hereto shall be effective whether or not a copy is delivered to a Person who is not a party.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Each of Borrower and Lender hereby submits to the jurisdiction of the state and Federal courts located in the Borough of Manhattan in New York, New York. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in New York, New York in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of, but upon notice to, Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder. If the sale, transfer, negotiation or grant is to a Person that is not an Affiliate of Lender, Lender shall give Borrower at least 15 days prior written notice thereof.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Lender’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make Advances to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.8 Confidentiality. In handling any confidential information Lender and all employees and agents of Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender and (v) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MERCADOLIBRE, INC.

By:	/s/ Marcos Galperin
Title:

eBAY INC.

By:	/s/ illegible
Title:	Assistant Secretary

DEBTOR:	MERCADOLIBRE, INC.

SECURED PARTY:	eBAY INC.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all capital stock, membership units or other equity interests that Debtor now owns or hereafter acquires, in MercadoLibre, S.A., MercadoLivre.COM Atividades de Internet Ltda., MercadoLibre S.A., MercadoLibre de Colombia, S.A., MercadoLibre, S.A. de C.V., MercadoLibre Chile, S.R.L. and any other Subsidiaries (the “Pledged Shares”) together with any securities, instruments or distributions of any kind issuable, issued or received by Debtor upon conversion of, in respect of, or in exchange for any of the Pledged Shares, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Pledged Shares; and

(c) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, interest, dividends, other property paid thereon, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code.

1